EXHIBIT 1


                                 COMPANY NOTICE


Date:    May 11, 2001

From:    Ingram Micro Inc. as issuer

To: Holders of Ingram Micro Inc. Zero Coupon Convertible Senior Debentures due 2018

RE:      Zero Coupon Convertible Senior Debentures due 2018


This Company Notice is being delivered to you by Bank One, NA, as Trustee for the above mentioned securities, at the request of Ingram Micro Inc. We have also enclosed, for your reference, a copy of a filing made by Ingram Micro Inc. on Schedule TO with the Securities and Exchange Commission on May 11, 2001 in connection with the mailing of this Company Notice. Please read the Schedule TO.

Holders of the Securities have the option to have Ingram Micro Inc. purchase these securities as of June 11, 2001 pursuant to paragraph 6 of the Securities.

With respect to the Securities to be purchased as of June 11, 2001, Ingram Micro Inc. has elected to pay the Purchase Price in Cash.

In accordance with the terms of the Securities and the related Indenture, the Purchase Price (the amount Ingram Micro Inc. will pay to holders of the Securities if they elect to have Ingram Micro Inc. repurchase their Securities) will be $405.89 per $1,000 principal amount at maturity of Securities to be repurchased.

The Securities shall be purchased subsequent to delivery of a written Purchase Notice (a form of which is attached) to the Paying Agent by June 8, 2001. The Securities must be surrendered to the Paying Agent to collect payment. The name and address of the Paying Agent are set forth below.

Any Holder delivering a Purchase Notice to the Paying Agent has the right at any time prior to the close of business on Friday, June 8, 2001 to withdraw such Purchase Notice by delivery of a written notice of withdrawal to the Paying Agent.

As of the date hereof, the Conversion Rate in respect of the Securities is
5.495 shares of Ingram Micro Inc. Class A Common Stock per $1,000 principal amount at maturity of Securities. Any holder desiring to convert Securities into shares of Ingram Micro Inc. Class A Common Stock may only do so if no Purchase Notice has been delivered with respect to such Securities, or if any applicable Purchase Notice has been withdrawn.

The Purchase Price for any Securities as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the later of June 11, 2001 and the time of surrender of the Security.


Paying Agent:     Bank One, NA
                  Corporate Trust
                  Attn:  Leland Hansen
                  Suite IL1-0126
                  1 Bank One Plaza
                  Chicago, IL  60670

                                PURCHASE NOTICE
                                 June 11, 2001


To: Ingram Micro Inc.


     The undersigned registered holder of the Securities referred to below hereby acknowledges receipt of a Company Notice relating to the repurchase of Securities by Ingram Micro Inc. as of June 11, 2001 and requests and instructs Ingram Micro Inc. (through the Paying Agent) to repurchase the Securities referred to below as of that date, in accordance with the terms of the Indenture referred to in the Securities.

Dated: _____________



                                              _________________________________
                                              (Exact Name of Holder)

                                              _________________________________

                                              _________________________________
                                              Signature(s)


Certificate No(s). of Securities to be repurchased: ______________________
                                                    ______________________


Total Principal Amount at Maturity of
Securities to be repurchased ($1,000 or
integral multiple thereof):                        $______________________

(Note: if less than all of the Securities represented by the certificates listed above are to be repurchased, please indicate the principal amount at maturity to be repurchased in respect of each certificate)